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                     October 30, 2020

       Gregory B. Maffei
       Chief Executive Officer
       GCI Liberty, Inc.
       12300 Liberty Boulevard
       Englewood, Colorado 80112

                                                        Re: GCI Liberty, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 17,
2020
                                                            File No. 001-38385

       Dear Mr. Maffei:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Nicole Perez, Esq.